Exhibit 99.1
FOR IMMEDIATE RELEASE
May 5, 2015
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2015

BURBANK, Calif. – The Walt Disney Company today reported earnings of $2.1 billion for its second fiscal quarter ended March 28, 2015. Diluted earnings per share (EPS) for the second quarter increased 14% to $1.23 from $1.08 in the prior-year quarter. Excluding certain items affecting comparability, EPS for the quarter increased 11% to $1.23 from $1.11 in the prior-year quarter. EPS for the six months ended March 28, 2015 increased 18% to $2.50 from $2.11 in the prior-year period. Excluding certain items affecting comparability, EPS for the six months increased 16%.

“Our second quarter performance, marked by increased revenue, net income and EPS of $1.23, demonstrates the incredible ability of our strong brands and quality content to drive results,” said Robert A. Iger, chairman and chief executive officer of The Walt Disney Company. “The power of this winning combination is once again reflected in the phenomenal worldwide success of Marvel’s Avengers: Age of Ultron, which has opened at number one in every market so far.”

The following table summarizes the second quarter and six-month results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 28, 2015	March 29, 2014	Change	March 28, 2015	March 29, 2014	Change
Revenues	$12,461	$11,649	7%	$25,852	$23,958	8%
Segment operating income (1)	$3,482	$3,353	4%	$7,027	$6,373	10%
Net income (2)	$2,108	$1,917	10%	$4,290	$3,757	14%
Diluted EPS (2)	$1.23	$1.08	14%	$2.50	$2.11	18%
Cash provided by operations	$2,918	$2,527	15%	$4,773	$3,739	28%
Free cash flow (1)	$2,011	$1,826	10%	$2,868	$2,380	21%

(1)	Segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

Certain items affecting comparability had a $0.03 net adverse impact on EPS in the prior-year quarter and included a $143 million foreign currency exchange loss in Venezuela, $48 million of restructuring and impairment charges, a $77 million gain on the sale of a property and income of $29 million representing a portion of a settlement of an affiliate contract dispute. The foreign currency loss, property gain and settlement income were recorded in "Other expense, net" in the Consolidated Statements of Income.

SEGMENT RESULTS
The following table summarizes the second quarter and six-month segment operating results for fiscal 2015 and 2014 (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2015	March 29, 2014	Change	March 28, 2015	March 29, 2014	Change
Revenues:
Media Networks	$5,810	$5,134	13%	$11,670	$10,424	12%
Parks and Resorts	3,760	3,562	6%	7,670	7,159	7%
Studio Entertainment	1,685	1,800	(6)%	3,543	3,693	(4)%
Consumer Products	971	885	10%	2,350	2,011	17%
Interactive	235	268	(12)%	619	671	(8)%
	$12,461	$11,649	7%	$25,852	$23,958	8%
Segment operating income:
Media Networks	$2,101	$2,133	(2)%	$3,596	$3,588	—%
Parks and Resorts	566	457	24%	1,371	1,128	22%
Studio Entertainment	427	475	(10)%	971	884	10%
Consumer Products	362	274	32%	988	704	40%
Interactive	26	14	86%	101	69	46%
	$3,482	$3,353	4%	$7,027	$6,373	10%

Media Networks
Media Networks revenues for the quarter increased 13% to $5.8 billion and segment operating income decreased 2% to $2.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2015	March 29, 2014	Change	March 28, 2015	March 29, 2014	Change
Revenues:
Cable Networks	$4,030	$3,633	11%	$8,196	$7,392	11%
Broadcasting	1,780	1,501	19%	3,474	3,032	15%
	$5,810	$5,134	13%	$11,670	$10,424	12%
Segment operating income:
Cable Networks	$1,799	$1,974	(9)%	$3,054	$3,251	(6)%
Broadcasting	302	159	90%	542	337	61%
	$2,101	$2,133	(2)%	$3,596	$3,588	—%

Cable Networks
Operating income at Cable Networks decreased 9% to $1.8 billion for the quarter due to a decrease at ESPN.
The decrease at ESPN was driven by higher programming and production costs, partially offset by growth in affiliate and advertising revenues. Programming and production cost increases were due to higher rights costs for college football programming and the addition of an NFL wild card playoff game and the SEC Network, which was launched in August 2014. The increase in affiliate revenues was due to contractual rate increases, an increase in subscribers, taking into account the new SEC Network, and a reduction in revenue deferrals as a result of changes in contractual provisions related to annual programming commitments. ESPN advertising revenue growth was due to higher rates and units sold.
Operating results at the Disney Channels and ABC Family were relatively flat as the impact of higher contractual rates for affiliate fees in the current quarter was offset by the benefit in the prior-year quarter of a settlement of an affiliate contract dispute.
Broadcasting
Operating income at Broadcasting increased 90% to $302 million for the quarter due to growth in affiliate fees, higher program sales and an increase in advertising revenues. These increases were partially offset by higher marketing costs for the launch of new series. Affiliate fee growth was due to contractual rate increases and new contractual provisions. The increase in program sales was driven by the sale of Marvel's Daredevil and higher sales of Lost and Once Upon A Time, partially offset by the sale of Wife Swap in the prior-year quarter. The increase in advertising revenue was due to higher primetime ratings and rates.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 6% to $3.8 billion and segment operating income increased 24% to $566 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations.
Higher operating income at our domestic operations was due to increases in guest spending and volumes, partially offset by higher costs. Guest spending growth was primarily due to increases in average ticket prices at our theme parks and cruise line, increased food, beverage and merchandise spending and higher average hotel room rates. The increase in volumes was primarily due to attendance growth at Walt Disney World Resort and sales of vacation club units at Disney’s Polynesian Villas & Bungalows, partially offset by lower attendance at Disneyland Resort. Cost increases were due to labor and other cost inflation and higher pension and postretirement medical costs.
Lower operating income from our international operations was primarily due to lower attendance at Hong Kong Disneyland Resort, higher operating costs at Disneyland Paris and Hong Kong Disneyland Resort, and, to a lesser extent, higher pre-opening expenses at Shanghai Disney Resort. These decreases were partially offset by higher average ticket prices and food, beverage and merchandise spending at Disneyland Paris.

Studio Entertainment
Studio Entertainment revenues for the quarter decreased 6% to $1.7 billion and segment operating income decreased 10% to $427 million. Lower operating income was driven by decreases in domestic home entertainment and international theatrical distribution, partially offset by a higher revenue share with the Consumer Products segment, reflecting performance of Frozen merchandise in the current quarter, and lower film cost impairments.
The decreases in domestic home entertainment and international theatrical distribution both reflected the performance of Big Hero 6 in the current quarter compared to Frozen in the prior-year quarter.

Consumer Products
Consumer Products revenues for the quarter increased 10% to $971 million and segment operating income increased 32% to $362 million. Higher operating income was primarily due to an increase at our Merchandise Licensing business due to the performance of merchandise based on Frozen and, to a lesser extent, The Avengers.

Interactive
Interactive revenues for the quarter decreased 12% to $235 million and segment operating income increased by $12 million to $26 million.
Improved operating results were due to lower marketing and product development costs and the success of our mobile game Tsum Tsum, partially offset by lower Disney Infinity performance and decreased sales of mobile game catalog titles due to fewer titles in release. Lower marketing and product development costs were driven by fewer mobile game titles in development and the benefit of previous restructuring activities.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $15 million to $170 million in the current quarter driven by the timing of allocations to operating segments.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	March 28, 2015	March 29, 2014	Change
Interest expense	$(66)	$(67)	1%
Interest and investment income	74	129	(43)%
Interest income, net	$8	$62	(87)%
The decrease in interest and investment income for the quarter was due to income on late payments realized in the prior-year quarter in connection with the settlement of an affiliate contract dispute.

Equity In The Income of Investees
Equity in the income of investees decreased $11 million to $206 million due to a decrease at Hulu driven by higher programming and marketing costs, partially offset by an increase in subscription revenues.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 28, 2015	March 29, 2014	Change
Effective income tax rate	32.9%	35.2%	2.3	ppt
The decrease in the effective income tax rate was driven by a benefit from an increase in earnings from foreign operations indefinitely reinvested outside the United States, which are subject to tax rates lower than the federal statutory income tax rate, a favorable impact from changes in our estimated full year effective tax rate and an increased benefit related to qualified domestic production activities. The estimated full year effective rate is used to determine the quarterly income tax provision and is adjusted each quarter based on information available at the end of that quarter. The impact was favorable in the current quarter whereas it was unfavorable in the prior-year quarter.

Noncontrolling Interests

	Quarter Ended
	March 28, 2015	March 29, 2014	Change
Net income attributable to noncontrolling interests	$120	$139	14%
The decrease in net income attributable to noncontrolling interests for the quarter was due to lower results at ESPN and Hong Kong Disneyland Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 28, 2015	March 29, 2014	Change
Cash provided by operations	$4,773	$3,739	$1,034
Investments in parks, resorts and other property	(1,905)	(1,359)	(546)
Free cash flow (1)	$2,868	$2,380	$488

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for the first six months of fiscal 2015 increased 28% or $1.0 billion to $4.8 billion compared to the first six months of fiscal 2014. The increase in cash provided by operations was due to higher segment operating results and the impact of changes in payment terms for certain sports rights in fiscal 2014.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 28, 2015	March 29, 2014
Media Networks
Cable Networks	$26	$68
Broadcasting	20	28
Total Media Networks	46	96
Parks and Resorts
Domestic	606	464
International	1,054	651
Total Parks and Resorts	1,660	1,115
Studio Entertainment	52	32
Consumer Products	16	10
Interactive	10	2
Corporate	121	104
Total investments in parks, resorts and other property	$1,905	$1,359
Capital expenditures increased from $1.4 billion to $1.9 billion primarily due to higher construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Six Months Ended
	March 28, 2015	March 29, 2014
Media Networks
Cable Networks	$75	$68
Broadcasting	47	47
Total Media Networks	122	115
Parks and Resorts
Domestic	586	561
International	174	173
Total Parks and Resorts	760	734
Studio Entertainment	28	25
Consumer Products	27	33
Interactive	6	4
Corporate	122	116
Total depreciation expense	$1,065	$1,027

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended			Six Months Ended
	March 28, 2015	March 29, 2014	Change	March 28, 2015	March 29, 2014	Change
Diluted EPS as reported	$1.23	$1.08	14%	$2.50	$2.11	18%
Exclude:
Restructuring and impairment charges(1)	—	0.02	—%	—	0.03	—%
Other expense, net(2)	—	0.01	—%	—	0.01	—%
Diluted EPS excluding certain items affecting comparability(3)	$1.23	$1.11	11%	$2.50	$2.15	16%

(1)	Charges for the prior-year quarter and six-month period totaled $48 million and $67 million (pre-tax), respectively, primarily for severance costs.

(2)
Significant items in the prior-year quarter and six-month period includes a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax).

(3)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Segment operating income	$3,482	$3,353	$7,027	$6,373
Corporate and unallocated shared expenses	(170)	(155)	(295)	(271)
Restructuring and impairment charges	—	(48)	—	(67)
Other expense, net	—	(37)	—	(31)
Interest income/(expense), net	8	62	(50)	111
Income before income taxes	3,320	3,175	6,682	6,115
Income taxes	(1,092)	(1,119)	(2,210)	(2,155)
Net income	$2,228	$2,056	$4,472	$3,960

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 5, 2015, at 9:30 AM EDT/6:30 AM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 19, 2015 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2014 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 28, 2015	March 29, 2014	March 28, 2015	March 29, 2014
Revenues:
Services	$10,552	$9,601	$21,279	$19,458
Products	1,909	2,048	4,573	4,500
Total revenues	12,461	11,649	25,852	23,958
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(5,543)	(4,786)	(11,677)	(10,400)
Cost of products (exclusive of depreciation and amortization)	(1,147)	(1,186)	(2,669)	(2,637)
Selling, general, administrative and other	(2,081)	(2,116)	(4,016)	(4,134)
Depreciation and amortization	(584)	(580)	(1,176)	(1,141)
Total costs and expenses	(9,355)	(8,668)	(19,538)	(18,312)
Restructuring and impairment charges	—	(48)	—	(67)
Other income, net	—	(37)	—	(31)
Interest income/(expense), net	8	62	(50)	111
Equity in the income of investees	206	217	418	456
Income before income taxes	3,320	3,175	6,682	6,115
Income taxes	(1,092)	(1,119)	(2,210)	(2,155)
Net income	2,228	2,056	4,472	3,960
Less: Net income attributable to noncontrolling interests	(120)	(139)	(182)	(203)
Net income attributable to The Walt Disney Company (Disney)	$2,108	$1,917	$4,290	$3,757

Earnings per share attributable to Disney:
Diluted	$1.23	$1.08	$2.50	$2.11

Basic	$1.24	$1.10	$2.52	$2.14

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,715	1,770	1,716	1,777

Basic	1,699	1,750	1,700	1,756

Dividends declared per share	$—	$—	$1.15	$0.86

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	March 28, 2015	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$3,745	$3,421
Receivables	8,161	7,822
Inventories	1,432	1,574
Television costs and advances	814	1,061
Deferred income taxes	496	497
Other current assets	998	801
Total current assets	15,646	15,176
Film and television costs	5,792	5,325
Investments	2,575	2,696
Parks, resorts and other property
Attractions, buildings and equipment	41,838	42,263
Accumulated depreciation	(24,016)	(23,722)
	17,822	18,541
Projects in progress	4,691	3,553
Land	1,249	1,238
	23,762	23,332
Intangible assets, net	7,302	7,434
Goodwill	27,855	27,881
Other assets	2,783	2,342
Total assets	$85,715	$84,186

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,823	$7,595
Current portion of borrowings	2,771	2,164
Unearned royalties and other advances	3,816	3,533
Total current liabilities	13,410	13,292

Borrowings	12,186	12,676
Deferred income taxes	4,388	4,098
Other long-term liabilities	5,994	5,942
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	34,720	34,301
Retained earnings	56,058	53,734
Accumulated other comprehensive loss	(1,843)	(1,968)
	88,935	86,067
Treasury stock, at cost, 1.1 billion shares at March 28, 2015 and September 27, 2014	(42,897)	(41,109)
Total Disney Shareholders' equity	46,038	44,958
Noncontrolling interests	3,699	3,220
Total equity	49,737	48,178
Total liabilities and equity	$85,715	$84,186

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	March 28, 2015	March 29, 2014
OPERATING ACTIVITIES
Net income	$4,472	$3,960
Depreciation and amortization	1,176	1,141
Gains on sales of investments and dispositions	(56)	(280)
Deferred income taxes	202	176
Equity in the income of investees	(418)	(456)
Cash distributions received from equity investees	349	361
Net change in film and television costs and advances	(33)	(663)
Equity-based compensation	213	208
Other	175	(29)
Changes in operating assets and liabilities:
Receivables	(208)	(469)
Inventories	129	134
Other assets	(110)	(31)
Accounts payable and other accrued liabilities	(847)	(282)
Income taxes	(271)	(31)
Cash provided by operations	4,773	3,739

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,905)	(1,359)
Sales of investments/proceeds from dispositions	81	366
Other	(3)	(18)
Cash used in investing activities	(1,827)	(1,011)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,954	2,316
Borrowings	117	138
Reduction of borrowings	(1,953)	(1,084)
Dividends	(1,948)	(1,508)
Repurchases of common stock	(1,788)	(3,254)
Proceeds from exercise of stock options	235	295
Contributions from noncontrolling interest holders	829	441
Other	209	218
Cash used in financing activities	(2,345)	(2,438)

Impact of exchange rates on cash and cash equivalents	(277)	(143)

Increase in cash and cash equivalents	324	147
Cash and cash equivalents, beginning of period	3,421	3,931
Cash and cash equivalents, end of period	$3,745	$4,078

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601